UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 19, 2012

Atlas Resource Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-35317	45-3591625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA		15275
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 800-251-0171

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.

On November 19, 2012, Atlas Barnett, LLC (the “Purchaser”), a wholly owned subsidiary of Atlas Resource Partners, L.P. (the “Company”), entered into a definitive agreement (the “Purchase Agreement”) with MCN Energy Enterprises, LLC, a wholly-owned subsidiary of DTE Energy Company, to purchase DTE Gas Resources, LLC for $255 million in cash (the “Acquisition”). The purchase price is subject to certain post-closing adjustments based on, among other things, environmental and title defects, if any. The assets being acquired include interests in approximately 261 gross producing natural gas wells on over 88,000 net acres located primarily in Jack, Erath, Palo, Pinto and Clay Counties in the Fort Worth basin in North Texas. The closing of the Acquisition is expected to occur on or before December 31, 2012, and is subject to customary closing conditions. There can be no assurance that all of the closing conditions will be satisfied. The foregoing description is a brief summary of the Purchase Agreement, does not purport to be a complete statement of the parties’ rights and obligations under the Purchase Agreement and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

In connection with entering into the Purchase Agreement, the Company entered into a commitment letter with Wells Fargo Securities and Citigroup Global Market, Inc. (the “Lead Arrangers”) on November 19, 2012 (the “Commitment Letter”) to increase the borrowing base of the Company’s senior secured revolving credit facility from $310 million to $410 million and to provide a second lien secured term loan facility in the principal amount of $100 million. The Commitment Letter contemplates (i) the commitment by each of the Lead Arrangers to provide the Company with the full amount of the increased borrowing base and the term loan facility at the closing of the transactions contemplated by the Purchase Agreement and (ii) that the Lead Arrangers will solicit commitments from other lenders to the increased facility, with the Lead Arrangers’ commitment reduced on a dollar-for-dollar basis by the amount of any such commitments. Proceeds from this debt financing will fund a portion of the cash consideration required pursuant to the Purchase Agreement. The Commitment Letter expires on December 31, 2012, if the closing of the Acquisition has not occurred by such date.

Item 7.01 Regulation FD Disclosure.

On November 19, 2012, the Company issued a press release related to the foregoing. A copy of the press release is attached as Exhibit 99.1 to this Current Report. The information under this item in this Current Report, including the exhibits hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Membership Interest Purchase Agreement, dated as of November 19, 2012, between MCN Energy Enterprises, LLC and Atlas Barnett, LLC. The schedules to the Membership Interest Purchase Agreement have been omitted pursuant to Item 601(b) of Regulation S-K. A copy of the omitted schedules will be furnished to the U.S. Securities and Exchange Commission supplementally upon request.

99.1	Press Release of Atlas Resource Partners, L.P. dated November 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 19, 2012	ATLAS RESOURCE PARTNERS, L.P.

	By:	Atlas Resource Partners GP, LLC, its general partner

	By:	/s/ Sean P. McGrath
	Name:	Sean P. McGrath
	Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Membership Interest Purchase Agreement, dated as of November 19, 2012, between MCN Energy Enterprises, LLC and Atlas Barnett, LLC. The schedules to the Membership Interest Purchase Agreement have been omitted pursuant to Item 601(b) of Regulation S-K. A copy of the omitted schedules will be furnished to the U.S. Securities and Exchange Commission supplementally upon request.

99.1	Press Release of Atlas Resource Partners, L.P. dated November 19, 2012.